EXHIBIT 99.1

FOR IMMEDIATE RELEASE

PLEASE CONTACT:

Paul F. Blanchard Jr.

405.948.1560

Website: www.panhandleoilandgas.com

PANHANDLE OIL AND GAS INC.

Announces the Sale of Mineral Acreage and Associated Royalty Production in New Mexico Representing .08% of the Company’s Overall 258,600 Net Mineral Acres Position for $9.3 Million

OKLAHOMA CITY, Nov. 5, 2018– PANHANDLE OIL AND GAS INC. (NYSE: PHX) today reported that it has entered into a definitive agreement to sell 206 net mineral acres and the associated royalty production in Lea and Eddy Counties, N.M., to a private buyer for $9,290,000 cash. The transaction is expected to close by Nov. 30, 2018, and will have an effective date of Nov. 1, 2018.

Like the vast majority of Panhandle’s mineral acreage, these minerals were purchased by Panhandle several years ago for a minimal cost. In this case, the assets have been completely amortized. Therefore, these mineral rights have no current book value and the total value received will be a gain on the sale of assets in the Company’s first quarter of 2019. The Company is utilizing a like-kind exchange under IRS code 1031 to defer income tax on almost all of the sale price by offsetting it with the Bakken mineral acreage that was purchased earlier this year (8/21/18) utilizing a qualified exchange accommodation agreement. Current royalty production from the acreage is 101 Bo + 71 Bngl + 138 Mcf per day, of which 95% is from a well in its second month of production in the steep initial decline period.

Paul Blanchard, President and CEO, commented: “The divestiture of these assets is consistent with our overall strategy to maximize the value of our assets and optimize cash flow, while maintaining a strong financial position and rewarding our shareholders.

“The particular history of these mineral rights is useful to understand. The minerals were purchased by Panhandle for nominal value several years ago. The majority of the minerals remained unleased and non-producing until 2016. Between 2016 and 2018, Panhandle leased 175 acres of the 206 total acres for lease bonus consideration of $1,155,000 or an average of $6,600 per acre. In addition, we have received approximately $883,000 in royalty payments from the properties. Including the lease bonus, royalty and sale price, the 206 acres have generated $11,328,000 in revenue or $54,990 per acre for Panhandle. We believe this illustrates the power of owning perpetual mineral rights and proactively managing them in an era of rapidly changing technology.

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5400 N. Grand Blvd., Suite 300 ☒ Oklahoma City, OK 73112 ☒ Ph. (405)948-1560 ☒ Fax (405)948-2038

Panhandle Oil and Gas Inc. Announces the Sale of Mineral Acreage and Associated Royalty Production in New Mexico Representing .08% of the Company’s Overall 258,600 Net Mineral Acres Position for $9.3 Million …continued

“Panhandle currently owns 258,600 mineral acres, of which 60,200 are producing, 13,500 are leased, and 184,900 are open. Panhandle will continuously pursue opportunities that high-grade the Company’s portfolio by strategically monetizing certain mineral rights from our portfolio, while acquiring additional undervalued mineral rights in resource plays. We are seeking to take advantage of exuberance in certain plays and apathy in others.”

Panhandle Oil and Gas Inc. (NYSE: PHX) Oklahoma City-based, Panhandle Oil and Gas Inc. is an oil and natural gas mineral and leasehold acreage-focused capital allocator seeking the highest per share returns while maintaining a conservative net leverage ratio to ensure survivability and prosperity in all business and mineral commodity price cycles. The capital allocation tools include: (i) selective participation in working interest wells on its existing holdings in the highest quality, low-risk projects that are projected to exceed corporate return thresholds; (ii) aggressive leasing of its mineral holdings outside of areas of potential working interest participation; (iii) acquisition of undervalued mineral rights in established resource plays; (iv) divestiture of limited optionality and overvalued mineral rights; (v) payment of quarterly dividends, with optionality for special dividends when available capital exceeds operational requirements and has no other higher shareholder return option for an extended time period; and (vi) repurchase of common shares when the share price trades at a material discount to the company's estimated intrinsic value.

Panhandle’s principal properties are located in Oklahoma, Arkansas, Texas, New Mexico and North Dakota. Additional information on the Company can be found at www.panhandleoilandgas.com.

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